From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (investment community)
414-221-2592
colleen.henderson@wecenergygroup.com

May 3, 2016

WEC Energy Group posts first quarter results
MILWAUKEE - WEC Energy Group Inc. (NYSE: WEC) recorded net income based on generally accepted accounting principles (GAAP) of $346.2 million or $1.09 per share for the first quarter of 2016. WEC Energy Group was formed on June 29, 2015 when Wisconsin Energy completed the acquisition of Integrys.
WEC Energy’s earnings per share for the first quarter, excluding acquisition costs, increased by 19 cents a share, from 90 cents in the first quarter of 2015 to $1.09 in the first quarter of 2016. First quarter results in 2016 include the positive impact from the Integrys acquisition.

	Net Income*
	2016 Q1	2015 Q1
Legacy Wisconsin Energy	$192.8	$195.8
Interest on merger financing	($4.8)	—
Integrys	$158.2	—
WEC Energy Group GAAP	$346.2	$195.8
Acquisition costs	—	$8.3
WEC Energy adjusted net income	$346.2	$204.1

	Earnings per share
	2016 Q1	2015 Q1
WEC Energy Group GAAP	$1.09	$0.86
Acquisition costs	—	$0.04
WEC Energy adjusted EPS	$1.09	$0.90

Diluted average shares outstanding*	317.1	227.3

*Net Income and diluted average shares outstanding expressed in millions.

“We delivered solid results - particularly in light of the mild winter temperatures that reduced demand for electricity and natural gas across the Midwest,” said Allen Leverett, chief executive officer.
Consolidated revenue for the first quarter of 2016 totaled $2.19 billion, compared to $1.39 billion in the first quarter of 2015. The increase was driven by the addition of $980 million of revenue from Integrys.
“Our focus on financial discipline, world-class reliability, and customer satisfaction continues to deliver tangible benefits to our customers and stockholders,” Leverett said.
At the end of March, our Wisconsin utilities were serving approximately 8,000 more electric customers and nearly 11,000 more natural gas customers compared to a year ago. Our natural gas utilities in Illinois, Michigan, and Minnesota added nearly 16,000 customers in the past year. The increase in natural gas customers includes approximately 10,000 customers from the acquisition of a natural gas distribution area in Minnesota from Alliant Energy in April of 2015.
Retail sales of electricity for Wisconsin Electric Power Company and Wisconsin Public Service Corporation - excluding the iron ore mines in Michigan’s Upper Peninsula - decreased by 1.6% from last year's first quarter. Residential use of electricity was down by 4.2 percent. Consumption of electricity by small commercial and industrial customers declined by 0.2 percent.
Electricity use by large commercial and industrial customers - excluding the iron ore mines - declined by 0.8 percent.
On a weather normal basis, retail sales of electricity - excluding the iron ore mines - were down slightly - by 0.2 percent - compared to the first quarter of 2015.
Earnings per share listed in this news release are on a fully diluted basis.
Conference call
A conference call is scheduled at 1 p.m. Central time, May 3. The presentation will review 2016 first-quarter earnings and will discuss the company's outlook for the future.
All interested parties, including stockholders, news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The conference ID is 84472597.
Access also may be gained through the company's website (wecenergygroup.com). Select ‘First Quarter Earnings Release and Conference Call' and then select ‘Webcast’. In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its first quarter performance. The materials will be available at 6:30 a.m. Central time, May 3.
Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website about two hours after the presentation. Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through May 16, 2016. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 84472597.

Non-GAAP earnings measures
We have provided adjusted earnings (non-GAAP earnings) in this press release as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP. The excluded items are not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand WEC Energy Group's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.
WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.4 million customers in Wisconsin, Illinois, Michigan, and Minnesota.
The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, and Minnesota Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.
WEC Energy Group (wecenergygroup.com), a component of the S&P 500, has approximately $29 billion of assets, 8,500 employees and 55,000 stockholders of record.

Tables follow

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended
	March 31
(in millions, except per share amounts)	2016	2015
Operating revenues	$2,194.8	$1,387.9

Operating expenses
Cost of sales	838.9	613.9
Other operation and maintenance	531.5	280.7
Depreciation and amortization	187.9	102.6
Property and revenue taxes	47.2	31.9
Total operating expenses	1,605.5	1,029.1

Operating income	589.3	358.8

Equity in earnings of transmission affiliate	38.5	16.1
Other income, net	32.7	3.0
Interest expense	100.9	59.4
Other expense	(29.7)	(40.3)

Income before income taxes	559.6	318.5
Income tax expense	213.1	122.4
Net income	$346.5	$196.1

Preferred stock dividends of subsidiary	0.3	0.3
Net income attributed to common shareholders	$346.2	$195.8

Earnings per share
Basic	$1.10	$0.87
Diluted	$1.09	$0.86

Weighted average common shares outstanding
Basic	315.7	225.5
Diluted	317.1	227.3

Dividends per share of common stock	$0.4950	$0.4225

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except share and per share amounts)	March 31, 2016	December 31, 2015
Assets
Property, plant, and equipment
In service	$26,523.3	$26,249.5
Accumulated depreciation	(8,005.9)	(7,919.1)
	18,517.4	18,330.4
Construction work in progress	706.6	822.9
Leased facilities, net	35.0	36.4
Net property, plant, and equipment	19,259.0	19,189.7
Investments
Equity investment in transmission affiliate	1,422.5	1,380.9
Other	87.5	85.8
Total investments	1,510.0	1,466.7
Current assets
Cash and cash equivalents	34.7	49.8
Accounts receivable and unbilled revenues, net of reserves of $114.3 and $113.3, respectively	1,088.1	1,028.6
Materials, supplies, and inventories	470.7	687.0
Assets held for sale	—	96.8
Prepayments	243.4	285.8
Other	59.5	58.8
Total current assets	1,896.4	2,206.8
Deferred charges and other assets
Regulatory assets	3,060.8	3,064.6
Goodwill	2,999.1	3,023.5
Other	379.3	403.9
Total deferred charges and other assets	6,439.2	6,492.0
Total assets	$29,104.6	$29,355.2

Capitalization and liabilities
Capitalization
Common stock - $.01 par value; 325,000,000 shares authorized; 315,647,207 and 315,683,496 shares outstanding, respectively	$3.2	$3.2
Additional paid in capital	4,321.1	4,347.2
Retained earnings	4,489.7	4,299.8
Accumulated other comprehensive income	4.3	4.6
Preferred stock of subsidiary	30.4	30.4
Long-term debt	8,955.8	9,124.1
Total capitalization	17,804.5	17,809.3
Current liabilities
Current portion of long-term debt	152.4	157.7
Short-term debt	896.4	1,095.0
Accounts payable	584.4	815.4
Accrued payroll and benefits	102.7	169.7
Accrued interest	118.6	67.4
Other	375.3	403.8
Total current liabilities	2,229.8	2,709.0
Deferred credits and other liabilities
Regulatory liabilities	1,411.8	1,392.2
Deferred income taxes	4,856.5	4,622.3
Deferred revenue, net	576.1	579.4
Pension and other postretirement benefit obligations	541.1	543.1
Environmental remediation	617.6	628.2
Other	1,067.2	1,071.7
Total deferred credits and other liabilities	9,070.3	8,836.9

Commitments and contingencies

Total capitalization and liabilities	$29,104.6	$29,355.2

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Three Months Ended
	March 31
(in millions)	2016	2015
Operating Activities
Net income	$346.5	$196.1
Reconciliation to cash provided by operating activities
Depreciation and amortization	191.9	107.3
Deferred income taxes and investment tax credits, net	214.6	106.6
Contributions and payments related to pension and OPEB plans	(15.1)	(103.7)
Equity income in transmission affiliate, net of distributions	(23.4)	(5.7)
Change in –
Accounts receivable and unbilled revenues	(48.6)	(28.0)
Materials, supplies, and inventories	217.2	110.9
Other current assets	(63.7)	44.5
Accounts payable	(123.7)	(71.3)
Accrued taxes, net	89.6	(6.5)
Other current liabilities	(32.9)	28.1
Other, net	(56.5)	(48.3)
Net cash provided by operating activities	695.9	330.0

Investing Activities
Capital expenditures	(312.0)	(153.2)
Investment in transmission affiliate	(9.0)	(1.3)
Proceeds from sale of businesses	106.5	—
Withdrawal of restricted cash from Rabbi trust for qualifying payments	21.0	—
Other, net	5.1	(1.8)
Net cash used in investing activities	(188.4)	(156.3)

Financing Activities
Exercise of stock options	21.4	8.4
Purchase of common stock	(59.6)	(23.4)
Dividends paid on common stock	(156.2)	(95.3)
Retirement of long-term debt	(139.4)	(9.3)
Change in short-term debt	(198.6)	(54.6)
Other, net	9.8	3.8
Net cash used in financing activities	(522.6)	(170.4)

Net change in cash and cash equivalents	(15.1)	3.3
Cash and cash equivalents at beginning of period	49.8	61.9
Cash and cash equivalents at end of period	$34.7	$65.2